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                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549



                                      FORM 8-K
                                   CURRENT REPORT

       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




                        DATE OF REPORT:  SEPTEMBER 10, 1998
                         (Date of earliest event reported)




                                ELTRAX SYSTEMS, INC.
               (Exact name of registrant as specified in its charter)




MINNESOTA                COMMISSION FILE NO. 0-22190        41-1484525
(State of incorporation)                               (IRS Employer I.D. No.)



                            2000 TOWN CENTER, SUITE 690
                               SOUTHFIELD, MI  48075
                      (Address of principal executive offices)



                                   (248) 358-1699
                (Registrant's telephone number, including area code)


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ITEM 2.        ACQUISITION OR DISPOSITION OF ASSETS.


MERGER WITH ENCORE SYSTEMS, INC. AND ACQUISITION OF GLOBAL SYSTEMS AND SUPPORT, INC. AND FIVE STAR SYSTEMS, INC.

     On September 10, 1998, pursuant to an Acquisition Agreement dated as of August 31, 1998 (the "Acquisition Agreement") by and among Eltrax Systems, Inc., a Minnesota corporation (the "Company"), Encore Acquiring Corp., a Georgia corporation ("Acquiring Sub"), Global Systems and Support, Inc., a Georgia corporation ("GSS"), Five Star Systems, Inc., a Georgia corporation ("Five Star"), Penelope Sellers ("Sellers"), and Joseph T. Dyer ("Dyer"; Sellers and Dyer are sometimes hereinafter collectively referred to as the "Shareholders"), Acquiring Sub merged with and into Encore, and the Company acquired all of the outstanding stock of GSS and Five Star. As a result of the merger, the separate existence of Acquiring Sub ceased and Encore continues as the surviving corporation and a wholly owned subsidiary of the Company. Encore, GSS, and Five Star are providers of proprietary software products and technology services to the hospitality industry. The description of the merger and stock acquisitions included herein does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement which is filed as Exhibit 2.1 hereto.

     Pursuant to the terms of the Acquisition Agreement, upon the closing of the merger on September 10, 1998, 465,000 shares of common stock, $.01 par value per share, of the Company (the "Common Stock") were issued to the Shareholders in connection with the merger, and the Company paid the Shareholders $8.5 million for all of the outstanding capital stock of GSS and Five Star. Furthermore, in the event the Company elects to treat the acquisition of Five Star stock as a "deemed sale of assets" pursuant to
Section 338(h)(10) of the Internal Revenue Code, the Company will reimburse the Shareholders (on a "grossed-up" basis for taxes) for the additional tax resulting from such election. The 465,000 shares of Common Stock issued in connection with the merger represents approximately 3.6% of the issued and outstanding shares of Common Stock after the closing. All of the shares of the Common Stock that have been issued to the Shareholders in connection with the merger are "restricted stock", as defined in Rule 144 promulgated under the Securities Act of 1933, and have certain demand and "piggyback" registration rights.

     In addition to the foregoing, the Company entered into an Employment and Non-Competition Agreement with Penelope Sellers that provides for the employment by the Company of Sellers for a period of one (1) year from September 1, 1998. The agreement also provides for a non-compete period through two (2) years after the term of the agreement. The description of the Employment and Non-Competition Agreement included herein does not purport to be complete and is qualified in its entirety by reference to the Employment and Non-Competition Agreement which is filed as Exhibit 10.1 hereto.

     For accounting purposes, it is intended that the merger will be treated as a purchase transaction under APB Opinion No. 16.

ITEM 5.        OTHER EVENTS.

CREDIT AGREEMENT

     The Company has entered into a new three-year credit agreement (the "Credit Agreement") with State Street Bank and Trust Company that provides for a $4.0 million three-year term loan and a $6.0 million revolving credit loan. Each loan is due on September 10, 2001, and is secured by a security interest in all of the Company's personal property. In addition to monthly interest payments under each loan, equal monthly principal payments of $111,111 are


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required pursuant to the term loan.  The revolving credit loan accrues interest at a rate 100 basis points above the "prime rate" and the term loan accrues interest at a rate equal to a rate (i) 150 basis points above the "prime rate" or (ii) 425 basis points above the LIBOR rate, as selected by the Company pursuant to the terms of the Credit Agreement. The description of the Credit Agreement included herein does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement which is filed as Exhibit 10.2 hereto.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

     (a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

     It is impracticable to provide the required financial statements for the acquired business at this time. The financial statements required by Item 7(a) will be filed under cover of Form 8-K/A as soon as practicable, but not later than sixty (60) days after the date this report must be filed.

     (b)  PRO FORMA FINANCIAL INFORMATION.

     It is impracticable to provide the required pro forma financial information for the acquired business at this time. The pro forma financial information required by Item 7(b) will be filed under cover of Form 8-K/A as soon as practicable, but not later than sixty (60) days after the date this report must be filed.

     (c)  EXHIBITS.

     The exhibits required by Item 7(c) and Item 601 of Regulation S-K are listed in the Exhibit Index following this Item.


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                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   ELTRAX SYSTEMS, INC.,
                                   a Minnesota corporation


Date:  September 24, 1998               By:  /s/ Nicholas J. Pyett
                                             -----------------------
                                             Nicholas J. Pyett,
                                             Chief Financial Officer


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                                    EXHIBIT INDEX


 Exhibit                                                           Filed
 Number    Description                                             Herewith
 -------   -----------                                             --------

 2.1       Acquisition Agreement, dated as of August 31, 1998,       X
           among Eltrax Systems, Inc., Encore Acquiring Corp.,
           Global Systems and Support, Inc., Five Star Systems,
           Inc., Penelope Sellers, and Joseph T. Dyer

 10.1      Employment and Non-Competition Agreement, dated as of     X
           August 31, 1998 between Eltrax Systems, Inc. and
           Penelope Sellers


 10.2      Credit Agreement, dated as of September 11, 1998,         X
           between Eltrax Systems, Inc., Nordata, Inc., Four
           Corners Technology, Inc., Encore Systems, Inc., Global
           Systems and Support, Inc., Five Star Systems, Inc., and State Street Bank and Trust Company


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